CODE OF ETHICS

Strategas Asset Management, LLC

Strategas Securities, LLC

February 10, 2020

I.	INTRODUCTION

The above-named investment advisory firms (each an “Adviser” and collectively “the “Advisers” or “Strategas” or the “Company”) registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), have adopted the following Code of Ethics which applies to each of the Company's officers, directors and employees, as well as anyone else who provides investment advice on Strategas’ behalf and is subject to Strategas' supervision and control (hereinafter referred to as "Supervised Persons").

This Code of Ethics addresses a range of issues, including the Company's fiduciary duties to clients; the need to maintain the confidentiality of information of our clients and the investment advice we render to them; the prohibition on insider trading; and other aspects of Access Persons' trading for their personal accounts. This Code also covers other topics including but not limited to gifts and entertainment, political activity, and activities away from Strategas.

Strategas Associates are expected to be knowledgeable about the Company's Code of Ethics and to adhere to the Code. Strategas will take any violation of this Code of Ethics seriously. Such violations constitute grounds for disciplinary sanctions, including dismissal. If a Strategas Associate is uncertain about any aspect of this Code, he or she should contact the Chief Compliance Officer.

In addition to the specific requirements of this Code, Strategas Associates are also subject to the policies and procedures promulgated in other Strategas policy manuals.

II.	GENERAL STANDARDS OF CONDUCT

A.    Strategas’ investment advisory operations are governed by the Advisers Act and the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC") thereunder, as well as the laws, rules and regulations of the Investment Company Act of 1940, as amended, with respect to Strategas’ clients that are registered investment companies under that act (referred to as "Funds"). As a registered investment adviser, Strategas has a fiduciary relationship with its clients. Therefore, all Strategas associates involved in the firm’s investment advisory business (“Supervised Persons”) must carry out their duties solely in the best interests of Strategas’ clients and free from all compromising influences and loyalties.

B.   If a Supervised Person identifies a conflict of interest involving either Strategas or a Supervised

Person that could reasonably be expected to impair the rendering of unbiased and objective investment advice, the Supervised Person must report the matter to the CCO before rendering any advice to clients.

C.   Under no circumstances may a Supervised Person warrant or guarantee the future value of or return on any security or investment, nor may he/she warrant or guarantee the success or profitability of any investment advice the Company renders.

D.   Under no circumstances may a Supervised Person misrepresent to any advisory client or prospective client the qualifications of Strategas or any of Strategas’ Supervised Persons or the nature of the advisory services Strategas offers or the fees it charges.

E.   Under no circumstances may a Supervised Person use confidential information about a client or about an investment or potential investment of a client for the Supervised Person's own benefit. No Supervised Person may divulge information about clients or investments or potential investments of clients to any person except in the course of performing his/her duties on behalf of the Company

F.   Under no circumstances may a Supervised Person personally receive any payment or other consideration from any party in connection with a transaction involving the client's assets, or directly or indirectly agree to share in the profits earned or losses incurred in any client's account.

G.   Under no circumstances may a Supervised Person lend or borrow money, securities or commodities to or from a client. This prohibition shall not apply to (a) borrowing on an arms'-length basis from a client who is a financial institution engaged in the business of making loans, or (b) the lending or borrowing of money to or from a person with whom the Supervised Person has a familial relationship.

H.   Under no circumstances may a Supervised Person make a payment or give a gift in excess of $100 per individual per year where the payment or gift relates to the business of the recipient's employer. This prohibition does not apply to gifts to persons with whom the Supervised Person has a familial or other personal relationship. This prohibition also does not apply to ordinary and usual business entertainment hosted by Strategas or any affiliated entity.

Similarly, a Supervised Person may not receive a payment or gift in excess of $100 per year where the payment or gift comes from any person or entity that has or will have a business relationship with Strategas. This prohibition does not apply to gifts from persons with whom the Supervised Person has a familial or other personal relationship.

I.	Under no circumstances may a Supervised Person directly or indirectly authorize or pay any rebate, bonus, fee or other consideration, to any person for business sought or procured or to any official of any governmental or regulatory body, except as expressly authorized by the Company.

J.	Under no circumstances may a Supervised Person make or cause to be made any false or misleading entry or record in the books, records or accounts of the Company or a client.

K.	Under no circumstances may a Supervised Person serve as a director or officer or hold a control position in any of the companies about which Strategas renders advice or in which it invests client assets.

L.	Under no circumstances may a Supervised Person or person affiliated with the Company, directly or indirectly, in connection with the purchase or sale of any securities (including "securities held or to be acquired by a Fund"): (a) employ any device, scheme or artifice to defraud; or (b) make any untrue statement or omit any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; or (c) engage in any act, practice or course of business which operates or would operate as a fraud or deceit; or (d) engage in any manipulative practice. "Securities held or to be acquired by a Fund" means any security which, within the most recent 15 days is or has been held by the Fund or is being or has been considered by the Fund or Strategas for purchase by the Fund, and any option to purchase or sell, and any security convertible into or exchangeable for such security. (See Rule 17j-1 of the Investment Company Act).

III.	STRATEGAS CODE OF ETHICS PROGRAM

A.	Each Supervised Person must certify initially, and at least annually thereafter, that he or she has read and understands the Code, and agrees to abide with the requirements of the Code. In addition, should there be any material amendments to the Code, as determined by the CCO, each Access Person will be asked to make such certifications with respect to the amended Code.

B.	Each Supervised Person must submit disclosures initially, and at least annually thereafter regarding the Supervised Person's activities away from Strategas, political contributions and related activity, disciplinary history, and personal securities holdings. Please note that, with respect to the outside business activities, Supervised Persons are not required to report to report work performed for any Strategas affiliate.

C.     Quarterly, each Supervised Person must submit an affirmation that all required investment accounts have been disclosed to (i) certify initially and quarterly thereafter that all investment/brokerage accounts have been disclosed and (ii) complete a quarterly personal securities transaction attestation.

IV.	INSIDER TRADING/PERSONAL SECURITIES TRADING

A.	Preventing Insider Trading Abuse. Stiff criminal and civil penalties may be imposed upon persons who trade while in possession of "inside information" or who communicate such information to others in connection with a securities transaction. "Inside information" is defined as material non-public information about an issuer or security. Such information typically originates from an insider of the issuer, such as an officer, director, or controlling shareholder. However, insider trading prohibitions also extend to trading while in possession of certain market information. "Market information" is material non-public information which affects the market for an issuer's securities, but comes from sources outside the issuer. Typical examples of market information, which may come from sources other than an insider, is knowledge of an impending tender offer or a market-leading block-size transaction.

To assess whether a particular situation runs afoul of the prohibition against insider trading, the following must be considered:

1.	Information is deemed "material" if there is a substantial likelihood that a reasonable investor would consider it important in making his/her investment decisions.

2.	Information is considered "non-public" if it has not been released through appropriate public media in such a way as to achieve a broad dissemination to the investing public generally, without favoring any special person or group. Unfortunately, the question of publicity is very fact-specific; there are no hard and fast rules. In the past, information has been deemed to be publicly disclosed if it was given to the Dow Jones Broad Tape, Reuters Financial Report, the Associated Press, United Press International, or one or more newspapers of general circulation in the New York City area, contained within a company’s filings made with the SEC (such as annual reports, quarterly reports, current reports, registration statements or proxy statements), broadly available earnings and other investor calls, or posted on the relevant company’s website. On the other hand, public dissemination is not accomplished by disclosure to a select group of analysts, broker-dealers and market makers or via a telephone call-in service for investors.

3.	By virtue of SEC Rule 10b5-1, a person will be presumed to have traded "on the basis" of inside information if he/she was aware of the material, non-public information when he made the purchase or sale. Notwithstanding this presumption, a trader will not be deemed to have traded on inside information if he/she can show that: (a) before becoming aware of the information, he/she had (i) entered into a binding contract to buy or sell the security, which contract adequately specified the terms of the trade or did not permit the trader to exercise subsequent influence over the trade details; (ii) provided instructions to another person to execute the trade or (iii) adopted a written plan for trading the securities, and (b) the purchase or sale that occurred was pursuant to the contract, instruction or plan. An entity other than a natural person may also escape the presumption of trading on the basis of inside information if the entity can show that the person who made the investment decision on behalf of the entity was not aware of the information, and if the entity had implemented reasonable policies and procedures to ensure against insider trading violations.

4.	SEC Rule 10b5-2 addresses the question of when insider trading liability arises from the misappropriation of confidential information in the context of a family or other personal relationship. Under this rule, a person receiving confidential information could be liable for insider trading where: (i) the person agreed to keep the information confidential; (ii) a reasonable expectation of confidentiality can be implied from the fact that the parties to the communication have a history or practice of sharing confidences; or (iii) the person supplying the information is a spouse, partner, child or sibling of the person who receives the information, unless there is an affirmative showing based on the particular circumstances of the family relationship that there was no reasonable expectation of confidentiality.

5.	The selective disclosure of material non-public information by corporate insiders may lead to insider trading violations by an outsider under the following conditions:
i.	the insider intentionally breached a duty of confidentially owed to the issuer's shareholders;

ii.	the insider received some personal benefit from this breach, either by way of monetary gain or a reputational benefit that could translate into future earnings:
iii.	the outsider knew or should have known that the insider breached a duty by disclosing the information; and
iv.	the outsider acts with a mental state showing intent to deceive, manipulate or defraud.

6.	An outsider might also run afoul of the prohibition against insider trading under a "misappropriation" theory. This theory applies to those who trade on information they have taken in breach of some fiduciary duty, even though that may not be a duty to the issuer's shareholders. An example of this would be an employee of an investment adviser who trades while in possession of material, non-public information (including, among others, information that the Company's Investment Team is considering purchasing or selling certain securities for an advisory client) he/she learns in the course of his/her advisory duties.

7.	When obtaining material information about an issuer from insiders of a particular company, securities analysts or any other source, Supervised Persons must be mindful that the information may be private, confidential or otherwise non-public.

8.	If you suspect that, or are unsure whether, you or the Company has learned material, non-public information about an issuer, you must take the following steps:
i.	Report the information and any proposed trade in that security to the CCO.
ii.	Do not buy or sell the securities for your own account or cause anyone else to trade in the securities until otherwise instructed.
iii.	The CCO, in consultation with others, will determine whether the information is inside information. If the CCO determines that the information is not inside information, Supervised Persons may take action based upon that information. If the CCO concludes that the information is inside information, the CCO must immediately take steps to add the securities of the subject company to the list of securities for which Supervised Persons may not enter into personal securities transactions (the "Restricted List").
iv.	Strategas and Strategas’ Supervised Persons may not trade or cause anyone else to effect a trade in a security (or any related security) while in possession of inside information, or disclose inside information to any person (outside of Strategas or any person in Strategas) unless that person has an official need to know the information.
v.	When the inside information has become publicly known, the CCO will cause the securities to be removed from the Restricted List.

9.	The CCO or designee shall maintain and update, as necessary, the "Restricted List." The Restricted List will include securities about which the Company has material, non-public information, as well as other securities determined by the CCO. Supervised Persons may not on their own trade in a personal account or cause anyone else to effect a trade on their behalf in a security (or any related security) while such security (or related security) is on the "Restricted List," Unless approved by the CCO or designee.

10.	The "Restricted List" prohibition does not apply to the following circumstances:

i.	securities transactions occurring pursuant to an automatic investment plan as permitted by Rule 10b5- l;
ii.	securities purchased or sold for a Supervised Person’s account by a third party with discretionary authority over the account, without having received any information from the Supervised Person about the security being purchased or sold;
iii.	securities transactions effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities; or
iv.	securities transactions effected due to stock dividends, dividend reinvestments, stock splits, reverse stock split, mergers, consolidations, spin-offs, or any other similar corporate reorganizations or distributions generally applicable to all holders of the Strategas class of securities.

11.	If for any reason a Supervised Person believes special circumstances should allow such Supervised Person to engage in a securities transaction in a security on the "Restricted List", the Supervised Person must deliver a special request in writing to the CCO or his designee. The CCO or designee may request any additional information with respect to such request and may deny the request to engage in the securities transaction for any reason. The CCO or designee shall only grant approval if a requested securities transaction is consistent with the purposes of this Code of Ethics and applicable law. Documentation of the approval/ denial of the request and any other documentation related thereto shall be maintained for at least five years after the end of the fiscal year in which the approval/ denial was issued. Any special request to engage in a securities transaction by the CCO shall be reviewed and approved/ denied by Nicholas Bohnsack.

Strategas permits Supervised Persons to buy and sell shares of the Funds for which Strategas serves as investment adviser or sub-adviser without obtaining pre-approval from Strategas. However, as noted below, these transactions and holdings in Fund shares are treated as a Reportable Security.

The CCO or designee will monitor Supervised Persons' compliance with the "Restricted List" prohibition through a review of the various reports submitted by Supervised Persons. Strategas will not be responsible for any losses in personal accounts arising from the implementation of this Code of Ethics.

B.	Additional Restrictions and Required Conduct to Prevent Personal Trading Abuses. Because Strategas is paid to provide independent research to clients, concerns may arise where employees also trade for their own accounts. To prevent even inadvertent violations of the ban on insider trading, or even the appearance of impropriety regarding other forms of personal trading, the following standards of conduct must be observed:

1.	All information about clients, including - but not limited to - the value of accounts, securities bought, sold or held, current or proposed business plans, trading strategies, confidential financial reports or projections, borrowings, etc. must be held in strictest confidence.

2.	Under no circumstances may action be taken for client accounts in order to benefit a Supervised Person's own account, those of his/her immediate family members or those of affiliates of Strategas. For purposes of this Code of Ethics, "immediate family" means the spouse, minor children and any other close relative who shares the Strategas house as the Supervised Person for whom the Supervised Person provides financial support.

3.	Supervised Persons may take an investment position in securities (pursuant to the requirements herein) which are held in a client's account that is managed by Strategas. A Supervised Person may not take a short position in any security for which a client account he/she manages has a long position.

C.	"Access Person" Requirements for Personal Trades and Reporting. Special personal trading requirements are imposed on an investment adviser's Access Persons. An "Access Person" is any Supervised Person who, in connection with his/her regular functions or duties, has access to non-public information regarding any clients' purchase or sale of securities, or non-public information regarding the portfolio holdings of any clients, or who is involved in making securities recommendations to clients or has access to such recommendations that are non-public.

Strategas voluntarily imposes the requirements of Access Persons as defined in the Advisers Act upon all Supervised Persons of the Company and imposes the duties described in the Company's Code of Ethics upon them. (The Code of Ethics will refer to Access Persons as Supervised Persons.)

Supervised Person Reporting Requirements

Under Advisers Act Rule 204A-1, every Supervised Person must submit to the Company an Initial Holdings Report, a Quarterly Transaction Report and an Annual Holdings Report containing the information set forth below about all security holdings covered by the reports and any transactions by which the Supervised Person acquires any direct or indirect beneficial ownership of a Reportable Security.

The Compliance Department will seek to obtain holdings and account transaction information for each disclosed investment/brokerage account directly from the financial institution through electronic feeds, duplicate statements and confirmations. Such information that is contained in account statements and confirmation, if obtained, will serve as a Supervised Person’s submission of an Initial Holdings Report, a Quarterly Transaction Report and Annual Holdings Report. To the extent the Compliance Department is unable to obtain this information from the financial institution, the Access Person, upon request, is required to promptly provide a copy of confirmation or statements.

In order to facilitate the reporting requirements described above, each Access Person will also be required to (i) certify initially and quarterly thereafter that all investment/brokerage accounts have been disclosed and (ii) complete a quarterly personal securities transaction attestation.

For purposes of this Code of Ethics, the term "Reportable Security" has the meaning set forth in Section 202(a)(l8) of the Investment Advisers Act and therefore means virtually any security, except that it does not include the following securities which are referred to in this Code of Ethics as "Non-Reportable Securities":

·	direct obligations of the U.S. Government,
·	bankers' acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements),

·	shares issued by money market funds;
·	shares issued by open-end investment companies (other than Funds for which Strategas serves as investment adviser or sub-adviser); and
·	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Generally, if a Strategas Supervised Person wishes to purchase or sell a Reportable Security for his/her personal account, he/she must obtain preclearance and must attest that he/she is not aware of any material, non-public information related to that security.

A black-out period will also apply prohibiting any Strategas Supervised Person from purchasing or selling a security (other than a Non-Reportable Security) for his/her personal account. The blackout period begins when an update to a model portfolio is released or a research report containing references to specific securities is disseminated and continues for 3 business days thereafter. These pre-clearance and black-out restrictions do not apply to accounts of Supervised Persons that are managed with full discretionary authority by a third party manager including accounts managed by Strategas Asset Management. The disclosure and reporting requirements relating to third party managers are outlined in section IX. Administration and Enforcement of the Code.

These pre-clearance and black-out restrictions do not apply if the aggregate amount of the Supervised Person’s transaction in such security is less than $10,000 per day.

A Supervised Person must also report the names of all brokers, dealers or banks with which the Supervised Person maintains an account in which any securities are held for the Supervised Person's direct or indirect benefit, even if the only securities in those accounts are Non-Reportable Securities, except that:

·	Holdings and Transaction Reports need not disclose securities held in accounts over which the Supervised Person has no direct or indirect influence or control.
·	Transaction Reports need not disclose transactions effected pursuant to an automatic investment plan, except where such a plan has been overridden.

V.	POLITICAL ACTIVITIES (PAY TO PLAY)

A.	Purpose

Rule 206(4)-5 under the Advisers Act is designed to address conflicts of interest in the process by which U.S. state and local governments select advisers. The intent of Rule 206(4)-5 is to remove the connection between political contributions to U.S. state and local officials and the awarding of government and public pension investment advisory business (i.e., "pay-to-play" practices). SEC Rule 206(4)-5 accomplishes this primarily by:

·	Prohibiting federally registered investment advisers from being compensated for investment advisory services provided to a Government Entity for two years after the adviser or any Covered Associate of the adviser makes a Political Contribution to an Official of that Government Entity in excess of certain de minimis levels;

·	Prohibiting an adviser and its Covered Associates from soliciting or coordinating (i)

Political Contributions to an Official of a Government Entity to which the adviser is providing or is seeking to provide advisory services, or (ii) payments to a political party of a state or locality where the adviser is providing or seeking to provide services to a Government Entity;

·	Only allowing employees of the investment adviser and certain regulated entities to solicit investment advisory business from Government Entities.

It is Strategas’ policy that it and its Supervised Persons shall not make, or direct or solicit any other person to make, any political contribution or provide anything else of value for the purpose of influencing or inducing the retention of investment advisory business.

B.	Definitions

Political Contribution means any gift, subscription, loan, advance, or deposit of money or anything of value made for the purpose of influencing any election for federal, state or local office. This includes payments for debts incurred in such an election, as well as transition or inaugural expenses incurred by the successful candidate for state or local office.

Volunteer services provided to a campaign by employees on their own personal time are not treated as Political Contributions. The rule also generally does not apply to charitable contributions.

Covered Associate means any of the following:

·	a general partner, managing member or executive officer of Strategas, or other individual with a similar status or function;

·	an employee who solicits a Government Entity for Strategas and any person who directly or indirectly supervises such employee;

·	any political action committee ("PAC") controlled by Strategas or any Covered Associate identified above.

For purposes of this pay-to-play policy, Strategas treats all of its Supervised Persons as Covered Associates, regardless of whether or not the Supervised Person meets the definition set forth above.

Solicit means, with respect to a contribution or payment, to communicate directly or indirectly for the purpose of obtaining or arranging a contribution or payment. With respect to investment advisory services, Solicit means to communicate directly or indirectly for the purpose of obtaining or retaining a client for, or referring a client to, an adviser. The following are examples of when such solicitation could result:

·	Leading, participating in or merely being present at a sales/solicitation meeting with a Government Entity, such as a government pension plan or general fund;

·	Otherwise holding oneself out as part of the investment advisory services sales/solicitation effort with a Government Entity;

·	Signing a submission to a "Request for Proposal" in connection with investment advisory services business with a Government Entity;

·	Receiving a finder's fee for helping Strategas to obtain or retain investment advisory services business with a Government Entity; and

·	Making introductions between state or local government officials and one or more Strategas Covered Associates.

Government Entity means any U.S. state or political subdivision of a U.S. state, including any agency, authority or instrumentality of the state or political subdivision; any pool of assets sponsored or established by the state or political subdivision or any agency, authority, or instrumentality thereof (such as a defined benefit pension plan, separate account or general fund); a plan or program of a government entity (such as 529, 403(b), or 457 plans); and officers, agents, or employees of the government entity acting in their official capacity.

Coordinating Political Contributions means bundling, pooling, delivering or otherwise facilitating the Political Contributions made by other persons.

Official of a Government Entity is someone who can influence the hiring of an investment adviser for a Government Entity. This term includes someone who has the sole authority to select advisers for the Government Entity; someone who serves on a governing board that selects advisers; or someone who appoints those who select the advisers. It includes an incumbent, a candidate, or a successful candidate for elective office. Note that it can also include a candidate for federal office, if that person is a covered state or local official at the time the contribution is made.

C.	Prohibited Conduct
1.	No Covered Associate may make any Political Contribution to any Official of a Government Entity unless such Political Contribution has been approved by the CCO or designee via the Political Contribution Request Form in Compliance11. Failure to comply with this requirement may result in Strategas’ being barred from receiving compensation for supplying advisory services to such Government Entity or to certain investment pools in which the Government Entity invests for a two-year period. Strategas’ general policy is to permit political contributions by Covered Associates of up to $250 only to those candidates in elections in which the Covered Associate is eligible to vote. Additional exceptions may be granted by the Compliance Department on a limited basis.

Although Rule 206(4)-5 applies only to fundraising activities and does not prevent Covered Associates from expressing support for candidates in other ways, such as by volunteering their time, it is Strategas’ policy that any Covered Associate who wishes to provide his/her time on a voluntary basis to a political campaign or PAC must seek the pre-approval of the CCO. Covered Associates may obtain the approvals specified in this section from the CCO by completing a Political Activity Request form in Compliance11. The CCO will review and evaluate each request to determine whether the activity is permissible based upon the requirements of Rule 206(4)-5 and other Strategas policies. Covered Associates and their immediate supervisor(s) will be notified via Compliance11 of the CCO's final determination.

2.	A Covered Associate may not, without the prior written consent of the CCO, solicit or co-ordinate: (i) Political Contributions to an Official of a Government Entity, or (ii) payments to a political party of a state or locality. Covered Associates must use the Political Contribution Request Form to request approval for such activities.

3.	A Covered Associate may not compensate a third party for soliciting advisory business from a Government Entity unless the arrangement with the third party has first been approved by the CCO.

4.	A Covered Associate may not establish, control, contribute to, or otherwise be involved with a PAC without receiving pre-approval from the CCO.

5.	A Covered Associate may not perform any act which would result in a violation of Rule 206(4)-5 and/or this Pay-to-Play Policy, whether directly or indirectly, or through or by any other person or means. This means that Covered Associates may not use other persons or entities, including Strategas affiliates, placement agents, or third-party PACs, as "conduits" to circumvent Rule 206(4)-5 and/or this Pay to-Play Policy. Contributions made by others (for example, spouses, family members, placement agents, consultants, attorneys, businesses, etc.) at the direction or suggestion of a Covered Associate are considered to be made by that Covered Associate for purposes of this policy.

6.	No Covered Associate may undertake any political activity (i) using the Strategas name, (ii) during Strategas working hours, (iii) on Strategas premises and/or (iv) with the use of any Strategas equipment, property, funds or personnel without obtaining the CCO's pre-approval.

7.	Family members are not specifically included within the definition of a Covered Associate. However, both the SEC rules and Strategas policy prohibit an investment adviser and any of its Covered Associates from doing any act indirectly that would result in a violation if done directly by the investment adviser Covered Associate. Thus, the funneling of funds or payments through other persons (including family members), entities, political action committees, 527 organizations, or political parties in order to circumvent the SEC rules is strictly prohibited. If a spouse or family member of a Covered Associate should decide to make a political contribution, this decision must be made independent by the spouse or family member without any influence or persuasion from Strategas or any Covered Associate within Strategas.

D.	Covered Associate Attestation

Every Covered Associate of Strategas is obligated to review this Code of Ethics Political Activities Policy and understand their responsibilities with respect to political contributions as outlined by the SEC rule and Firm policy. A written attestation acknowledging this obligation shall be administered on an annual basis to existing Covered Associates, and initially upon an Associate being classified as a Covered Associate.

VI.	ACTIVITIES AWAY FROM STRATEGAS

Regulators dictate the firm’s need to collect, review, approve and in certain instances, report information relating to the activities of associates outside of Strategas. Most of these activities are classified as either Outside Business Activities or Private Investments with the primary difference being an associate’s personal, financial investment, and whether or not that investment is active or passive.

Outside Business Activities

All associates must obtain written approval prior to engaging in active involvement or employment in any paid or unpaid business or potentially conflictive activities outside the scope of their employment with Strategas. Associates are prohibited from being employed in a financial services, insurance brokerage, investment advisory or securities and commodities activity outside of Strategas. Outside business activities include involvement with the following types of business entities or organizations:

1. Business entity

2. Charitable

3. Civic/Community involvement

4. Educational

5. Foundation

6. Fraternal

7. Investment club

8. Joint venture

9. Municipal/Government entity or agency

10. Non-Profit

11. Private Company

12. Professional organization

13. Public company

14. Religious

15. Rental property or real estate acquisition or development

16. Tax exempt

All outside business activities must be disclosed via the Compliance11 system.

1. Complete and submit the electronic Outside Business Activity Form in Compliance11

2. The request will be routed to the appropriate supervisor for review

3. Upon supervisor approval, the Compliance Department will review the request

4. Associates will receive an email notification as to whether the request has been approved

The review of a proposed outside business activity will take into consideration the following:

1. Any impact on the associate’s responsibilities to the firm and/or clients

2. Whether the activity will be viewed by clients or the public as part of the Strategas’ business based upon the nature of the activity

3. How much of an associate’s time the activity will consume, i.e., hours per day, week, month, weekends only, after regular work hours at Strategas, etc.

4. Whether associates will be using Strategas resources for solicitation/fundraising of the activity

5. Whether Strategas clients or other Strategas associates are involved in the activity

6. If a personal investment was made, whether or not a Private Investments disclosure in Compliance11 is also required

7. What other outside business activities or private investments the associate submitting the request is already involved with

8. Will there be any compensation received for the activity

9. Should there be any ongoing obligations regarding the activity that an associate needs to be subject to such as additional reporting updates or reviews, disclosures to other parties involved, etc.

For all approved outside business activities, associates must contact the Compliance Department if their role changes (e.g., accepting a position as an officer, director, or board member, significant change in ownership or the activity is terminated). Associates who have received prior approval from the Compliance Department to serve as a board member, officer or director of a private company must also contact the Compliance Department immediately if the private company plans to go public.

Private Investments

Private investments are not permitted without prior approval from Strategas and must be submitted for review if an associate is participating in the investment. Further, soliciting anyone to participate in a private investment is strictly prohibited.

Private investment transactions may include:

1. Limited Liability Partnership

2. Limited Partnership

3. Limited Liability Company

4. Corporation

5. Venture capital and Private Equity

6. Real estate

7. Oil or gas ventures

8. Shares issued by private corporations including Initial Public Offering

9. Participation in tax shelters

10. Other investment funds or vehicles

All requests to make private investments must be requested via the Compliance11 system.

1. Complete and submit the electronic Private Investments Form in Compliance11 ensuring each field of the form, as applicable to the investment under review for approval, is complete

2. The request will be routed to the appropriate supervisor for review

3. Upon supervisor approval, the Compliance Department will review the request

4. Associates will receive an email notification as to whether the request has been approved or denied

The review of a proposed private investment will take into consideration the following:

1. What role the associate is playing in the investment

2. Whether the associate is being compensated for any current or future role in the investment

3. The amount to be invested and percentage of associate’s net worth represented

5. Ownership percentage

6. Involvement by Strategas clients

7. Involvement by other Strategas associates

8. Number of private investments

9. The associate’s standing with the firm

For all approved private investments, associates must contact the Compliance Department if their investment changes (e.g., accepting a role with the entity such as an officer, director, or board member, a significant change in ownership or the investment is terminated).

VII.	RECORDKEEPING

The Compliance Department will maintain copies of pertinent information for no less than 6 years (with the information maintained in an easily accessible location for the first 2 years). This documentation includes, but is not limited, to the following:

·	a copy of each Code that has been in effect any time during the past six years;
·	records of personal securities transactions and holdings reports, including related certifications and attestations;
·	copies of Private Investments disclosure forms;
·	a record of any violation or exception of the Code and any action taken as a result of such violation or exception; and,
·	a record of persons, currently or within the past six years, who were designated as Access Persons, or who are or were responsible for reviewing reports under the Code.

VIII.	FORM ADV DISCLOSURE

A description of this Code will be included in Part 2A of Strategas’ Form ADV Brochures for Strategas Asset Management and Strategas Securities, along with instructions on how Clients can obtain a copy of this Code.

IX.	ADMINISTRATION AND ENFORCEMENT OF THE CODE

A.	Training and Education

The Compliance Department is responsible for training and educating Strategas’ Access Persons regarding this Code of Ethics.

B.	Annual Review

The CCO shall review this Code annually and evaluate its effectiveness.

C.	Review and Monitoring

The Compliance Department will review the reports required under this Code and personal trading activity and trading records to identify improper trades or patterns of trading or possibly violations of the Code. Transactions will be reviewed for compliance with consideration of both the letter and spirit of this Code of Ethics.

D.	Third Party Manager Accounts

An Access Person may grant full discretionary authority to a registered broker-dealer, a registered investment adviser, or other person acting in similar fiduciary capacity and as a result has no direct or indirect influence or control (i.e., the Access Person does not have ability to suggest, direct, consult with the manager regarding particular investments).

Access Persons are required to provide additional information on accounts that are managed by a third party with discretionary investment authority on the Investment/Brokerage Account Disclosure form in Compliance11, including the role of the third party manager and the Access Person’s relationship to the third party manager. In addition, the Access Person will be required to (i) certify that he or she does not have any direct or indirect control over the account transactions and (ii) provide a copy of the account agreement.

Access Persons that have disclosed accounts managed by a third party with discretionary authority will be required to complete an Annual Managed Account Affirmation for each such disclosed account, which (i) confirms that he or she did not direct or suggest specific transaction or security level allocations in the account and (ii) solicits information on any changes to the account.

Compliance will use the information provided in the Investment/Brokerage Account Disclosure form and Annual Managed Account Affirmation to determine how the account should be monitored for trading activity. If the associate is deemed to have influence or control over the trading activity of the account, the associate will be subject to the requirements outlined in Section IV - Personal Securities Trading.

E.	Reporting Violations

Access Persons are required to report any violations of this Code of Ethics promptly to the Compliance department.

F.	Sanctions

Upon discovering that a Supervised Person has not complied with the requirements of this Code of Ethics, the CCO may impose on such Supervised Person whatever sanctions the CCO deems appropriate, including among other things, a letter of censure, suspension or termination of such Supervised Person with the Company and/or a monetary fine. In addition, where judged to be appropriate by the CCO, the CCO may require a Supervised Person to rescind, cancel or otherwise break any securities transactions that the CCO determines has been entered into in violation of this Code of Ethics.